Exhibit 5.2

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

March 29, 2022

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 24th Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-232852) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $300,000,000 aggregate principal amount of 5.50% Convertible Senior Notes due 2027 (the “Notes”). The Notes will be convertible into cash, shares of class A common stock, par value $0.01 per share, of the Company, or a combination thereof, pursuant to the terms of the Notes and the Indenture (as defined below).

We have examined the Registration Statement, the Underwriting Agreement, dated March 24, 2022 (the “Underwriting Agreement”), among the Company, BXMT Advisors L.L.C., a Delaware limited liability company (the “Manager”), and the underwriters named therein pursuant to which such underwriters have agreed to purchase the Notes, the Indenture, dated as of November

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25, 2013 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of March 29, 2022 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and a duplicate of the global note representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Manager and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the federal law of the United States) and (3) the execution, issuance, delivery and performance by the Company and the Manager of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 6.17 of the Supplemental Indenture or (ii) Section 13.10 of the Base Indenture relating to the separability of provisions of the Base Indenture.

For purposes of our opinion, we assume that the increase in the Conversion Rate (as defined in the Indenture) upon the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture) pursuant to the provisions of the Indenture and any related provisions of the Notes represents reasonable compensation for the lost value of the Notes as the result of the occurrence of a Make-Whole Fundamental Change.

In connection with the provisions of Section 13.04 of the Base Indenture and Section 9.02 of the Supplemental Indenture whereby the parties submit to the subject matter jurisdiction of the courts of the United States of America for any district within the State of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts.

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We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on March 29, 2022 for incorporation by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP